Exhibit 99.1

SEGMENTZ, INC. ANNOUNCES MANAGEMENT CHANGES

Allan Marshall resigns as Chairman and Chief Executive Officer;

to remain on the Board

Jennifer Dorris to replace Dennis McCaffrey on Board; Mr. McCaffrey resigns as Chief Operating Officer, remains with the Company

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Segmentz, Inc.	Hayden Communications, Inc.
Allan Marshall	Brett Maas
813-989-2232	843-272-4653

TAMPA, FL–April 26, 2005–Segmentz, Inc. (AMEX: SZI), a provider of transportation and logistics management services to a select client base, ranging from mid-sized to Fortune 500 companies, today announced several management changes as part of a planned transition designed to facilitate the Company’s continued growth.

Mr. Allan Marshall has tendered his resignation as Chairman and Chief Executive Officer of the Company. He will remain as a member of the Board of Directors, assisting the Company with the transitioning of its ongoing merger and acquisition strategy. The Company’s Board of Directors will assume a more active role in the management of the Company on an interim basis, until a permanent Chief Executive Officer is retained. Jim Martell has been elected as the Company’s Chairman of the Board of Directors.

Mr. Martell, who was appointed to the Segmentz board on January 27, 2005, was the former Chief Executive Officer of SmartMail Services, LLC., SmartMail is the nation’s foremost provider in high quality, volume shipments primarily for flat-sized mail and small parcels with over $200 million in revenue. SmartMail was sold to DHL Global Mail in May of 2004.

“We thank Allan for his distinguished and diligent service to Segmentz, and believe he was instrumental in building the Company’s foundation and getting us to where we are today,” Mr. Martell commented. “We are gratified that he has decided to stay involved with the Company and look forward to his continued contributions as an ongoing member of the Board. Personally, I’m excited to accept the challenge as Chairman of the Board of Directors, and hope I can build on the positive example set by Allan while assisting Segmentz to the next level of its evolution.”

Jennifer Dorris, formerly the Chief Financial Officer of SmartMail, LLC., has agreed to join the Board of Directors of Segmentz, replacing Mr. Dennis McCaffrey. Ms. Dorris will chair the Company’s Audit Committee, and assume the role of the Company’s “Independent Financial Expert.” Ms. Dorris brings significant financial and accounting leadership to Segmentz. Most recently, she served as Chief Financial Officer of SmartMail, LLC, and was instrumental in SmartMail achieving its strategic goals by pursuing and attaining growth initiatives, building an exceptional financial team, completing and integrating strategic acquisitions and running the company as if it were in the public light. Prior to SmartMail, Ms. Dorris was the Vice President and Controller for WebMD, where she was responsible for all corporate accounting functions including financial consolidation, internal controls and public filings. A seasoned veteran at excelling in high-growth environments by implementing the tools necessary to achieve success, Ms. Dorris’ background also includes public accounting and she is a CPA licensed in Georgia since 1996. Ms. Dorris holds a M.B.A. in Finance and a B.A. in Accounting from Georgia State University.

“The management team at Segmentz is focused and motivated,” Ms. Dorris commented. “I look forward to working with the team, and believe my background in building a solid financial infrastructure and implementing internal controls should serve well as the Company continues implementing its growth strategy and rises to the next level.”

In addition, Mr. McCaffrey has resigned as the Company’s Director and Chief Operating Officer and has accepted a different role within the Company.

“Dennis has been an important member of our management team, and we are pleased he will continue to work with Segmentz,” Mr. Martell continued. “We thank him for his many contributions to Segmentz. We also welcome Jennifer to our Board, and look forward to benefiting from her exceptional financial background and expertise. We have accomplished much in the last three years, building a significant Company with an established and loyal customer base. We are now putting the management team in place to help us take this Company to the next stage of our development, leveraging the infrastructure we have built in order to deliver long-term growth, profitability and shareholder value.”

About Segmentz, Inc.

Segmentz, Inc. is a provider of premium transportation and logistics management services to its target client base, ranging from mid-sized to Fortune 500 companies. The Company’s services place an emphasis on ground expedited, air expedited and special handling services. Other services include: regional trucking, dedicated delivery and supply chain management services. The Company operates a network of terminals in the Southeast and Midwest United States. All these Company services focus on same-day and next-day pick up and delivery, transporting the freight in exclusive use trucks. The company is committed to a strategy of continued growth through a non-asset based model. The company has a state of art 24/7 call center utilizing a world-class communications technology and dispatch infrastructure that covers the 48 states and Canada. Segmentz, Inc. is publicly traded on the American Stock Exchange under the symbol SZI. For more information about Express-1 visit www.express-1.com, and for more information about Segmentz visit www.segmentz.com.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include our ability to continue to lower our costs, our timely development and customers’ acceptance of our transportation products, including acceptance by key customers, pricing pressures, rapid technological changes in the industry, growth of the transportation and third party logistics market, increased competition, our ability to attract and retain qualified personnel, our ability to identify and successfully consummate future acquisitions; adverse changes in customer order patterns, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in Segmentz periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-KSB for its fiscal year ended December 31, 2004.